Exhibit 99.1

To: All Employees

From: John Hass

Subject: Important Company Update

Date: August 31st @ 8:00 am EST

Team,

I wanted to let all of you know that this morning we are announcing that the company has entered into a definitive agreement to be acquired by Cambium Learning Group (“Cambium”), a leading provider of digital instructional and assessment solutions. We expect our sale to be completed in the fourth quarter of 2020 subject to customary closing conditions. The proposed acquisition is a validation of our mission and the value you have built in Rosetta Stone over many years, and never more so than during this recent difficult and tumultuous period. We believe that a combination with Cambium will allow us to move faster and reach more learners by leveraging our combined scale and resources in a way that we are sometimes unable to as a publicly traded company, especially given the momentum we are seeing in 2020 across our business.

With an intentional portfolio of award-winning brands, Cambium delivers digital and blended curriculum, professional learning, and assessment solutions to more than 10 million students. Brands include Learning A-Z® (online differentiated instruction for elementary school reading, writing and science), ExploreLearning® (online interactive math and science simulations, a math fact fluency solution, and a K-2 science solution), Voyager Sopris Learning® (blended solutions that accelerate struggling learners to achieve in literacy and math and professional learning for teachers), Cambium Assessment (innovative state- and district-level assessment solutions), and VKidz® Learning (online PreK-12 homeschool curriculum and programs for literacy and math).

As some of you are aware, both Rosetta Stone and Lexia have gone through ownership changes previously, and each time have come through stronger than before. I’m incredibly excited about the potential this unlocks for us in the years to come. This transaction is a testament to the outstanding team we have assembled, the hard work that each of you have done, and the amazing solutions we have developed that touch the lives of so many learners across the world. You should be exceptionally proud.

Rosetta Stone is in the best position in its history - financially healthy, with a diverse set of solutions serving learners in their homes, schools and places of work. Finding a strategic partner like Cambium Learning will leverage our current position to reach even more learners and provide opportunity for future innovation. We change lives every day and all of you should be very proud of the work you do here. We would ask all of you to continue to build on the momentum we saw in the first half of 2020 and focus on finishing the year strong. Your support in providing outstanding solutions and service to our customers is greatly appreciated.

We know that there are a lot of questions about what this means for the company and for you as individuals. While we don’t have all the answers today, we will keep you informed as we have more to share. In the meantime, the best advice for all of us is to stay focused on our work. Right now, our jobs and reporting relationships are the same as they were yesterday. We have scheduled an All Hands meeting for today at 12 pm EDT to review this announcement and have created a FAQ document to answer some of the questions you may have.

Outside inquiries may arise as a result of today’s news. All external inquiries (e.g. media, government, etc.) should be directed to Andrea Riggs, Sr. Director, Public Relations by email at ariggs@rosettastone.com or by phone at +1 917-572-5555. You should not represent or speak about Rosetta Stone publicly.

I look forward to speaking with all of you about this exciting announcement later today.

John

Additional Information

The tender offer for the outstanding common stock of Rosetta Stone has not yet commenced. This document and any other materials referenced herein do not constitute an offer to purchase nor a solicitation of an offer to sell shares of Rosetta Stone’s common stock. At the time the tender offer is commenced, Cambium Holding Corp. and Empower Merger Sub Inc. will file a tender offer statement on Schedule TO and related materials, including an offer to purchase, a letter of transmittal and other offer documents, with the U.S. Securities and Exchange Commission (“SEC”), and Rosetta Stone will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Cambium Holding Corp., Empower Merger Sub Inc. and Rosetta Stone intend to mail these documents to the shareholders of Rosetta Stone. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE MAKING A DECISION TO TENDER THE SHARES. These documents (once they become available) will be available free of charge on the SEC’s website at www.sec.gov. These materials may also be obtained by contacting the Company’s Investor Relations department at 1621 North Kent Street, Suite 1200, Arlington, Virginia 22209, (917) 572-5555 or the investor relations section of the Company’s website at http://investors.rosettastone.com.

Forward-Looking Statements

This document contains forward-looking statements, including, without limitation, statements relating to the expected benefits of the proposed transaction and the timing of the closing of the proposed transaction. Generally, forward-looking statements can be identified by non-historical statements and often include words such as “forecasts,” “potential,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future-looking or conditional verbs, such as “will,” “should,” “could,” “may,” “might,” “aims,” “intends,” “projects,” or similar words or phrases. You should not place undue reliance on these statements. These statements are based on current expectations, forecasts and assumptions of

Cambium and Rosetta Stone that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the offer or the merger set forth in the merger agreement will not be satisfied or waived, including the receipt of regulatory clearances related to the merger; uncertainties as to the timing of the tender offer and subsequent merger, including that the offer and merger will not close within the anticipated time periods, or at all; uncertainties as to how many Rosetta Stone shareholders will tender their shares in the offer; the risk that competing offers will be made; changes in either companies’ businesses during the period between now and the closing of the proposed transaction; the successful integration of Rosetta Stone into Cambium’s business subsequent to the closing of the proposed transaction; the risk that the strategic benefits, synergies or opportunities expected from the proposed transaction may not be realized or may take longer than expected to be realized; adverse reactions to the proposed transaction by employees, customers, vendors or strategic partners; dependence on key personnel and customers; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace; and regulatory actions or delays or government regulation generally, including potential regulatory actions or delays relating to the completion of the proposed transaction; as well as other factors detailed in Rosetta Stone’s filings with the SEC, including Rosetta Stone’s most recent quarterly Form 10-Q filing and Annual Report on Form 10-K for the year ended December 31, 2019, and those updated from time to time in Rosetta Stone’s future reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward looking statements. There can be no guarantee that the proposed transaction described in this announcement will be completed on the currently proposed terms or at all at any particular time.